UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 16, 2012

SAVEDAILY, INC.

(Exact name of registrant as specified in Charter)

Nevada	333-143039	20-8006878
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

3020 Old Ranch Parkway, Suite 140

Seal Beach, California 90740

(Address of Principal Executive Offices)

(562) 795-7500

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This current Report on Form 8-K/A (“Amendment No. 1”) is amended to read as follows for Item 402(a)(1) and Item 402(a)(3), respectively.

Item 402 NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

We have unresolved staff comments that, upon resolution, may affect the reported balance sheets of our Form 10-Q for the Fiscal Quarter Ended September 30, 2011 filed November 14, 2011. The staff comments relate to the reporting of custodial assets on our interim balance sheets. In conjunction with our auditors we have evaluated our customer relationships under the revised custody rules that went into effect on March 12, 2010 and have concluded that we do not have or maintain custody of client funds as defined in Rule 206(4)-2. Specifically, we and/or any related party do not hold directly or indirectly client funds or securities nor do we have the authority to obtain possession of them.

On April 16, 2012 we concluded that the interim financial statements for the three and five-month periods ended September 30, 2011 and 2010 should no longer be relied upon. On April 16, 2012 we also concluded that the previously issued financial statements for the periods ended April 30, 2011 and 2010 should no longer be relied upon. After discussions with our registered independent accountant we concluded that we do not have or maintain custody of our client funds under Rule 206(4)-2 and therefore these funds should not be reflected as corporate assets on our balance sheet. Removal of these assets had no impact on stockholders’ deficit, net loss, or cash flows from operating activities for the reported periods.

On April 26, 2012 we filed a response to the staff’s comments stating that it is our current belief that client investments made through SaveDaily as a Registered Investment Advisor do not rise to the level of custodianship and therefore should not be recognized as corporate assets. Our current audited balance sheet as filed on Form 10-K on April 16, 2012 does not recognize assets under management as a corporate asset. The restatement has no impact on stockholders’ deficit, net loss, or cash flows from operating activities for the reported periods. Michael F. Cronin, our Chief Financial Officer (Principal Financial Officer &Principal Accounting Officer) discussed the matters included in this filing with our registered independent accountants, HJ Associates & Consultants, LLP.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SAVEDAILY, INC.

Date: May 11, 2012	By:	/s/ Jeff Mahony
Jeff Mahony,
Chief Executive Officer

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